STATE OF DELAWARE
CERTIFICATE OF OWNERSHIP
AND MERGER

Section 253C Parent into Subsidiary

CERTIFICATE OF OWNERSHIP AND MERGER

MERGING

FITNESS XPRESS SOFTWARE INC., a Nevada Corporation

INTO

FITNESS XPRESS SOFTWARE INC., a Delaware Corporation

Fitness Xpress Software Inc., a corporation organized and existing under the laws of the State of Nevada,

DOES HEREBY CERTIFY:

FIRST: That it was organized pursuant to the provisions of the Nevada Revised Statutes on the 10th day of February 2006.

SECOND: That it owns 100% of the outstanding shares of the capital stock of Fitness Xpress Software Inc., a corporation organized pursuant to the provisions of the General Corporation Law of the State of Delaware on the 18th day of May 2007.

THIRD: That its Board of Directors, by Unanimous Written Consent dated the 18th day of May 2007, determined to merge the corporation into said Fitness Xpress Software Inc. (Nevada), and did adopt the following resolutions:

RESOLVED, that this corporation, Fitness Xpress Software Inc. (Nevada), merges itself into Fitness Xpress Software Inc. (Delaware), which corporation assumes all of the obligations of Fitness Xpress Software Inc. (Nevada).

FURTHER RESOLVED, that the terms and conditions of the merger are as follows:

Upon completion of the merger, the holders of the common stock of Fitness Xpress Software Inc. (Nevada) shall receive 1.0563380282 shares of the common stock of Fitness Xpress Software Inc. (Delaware) in exchange for each share of common stock of Fitness Xpress Software Inc. (Nevada) and shall have no further claims of any kind or nature; and all of the common stock of Fitness Xpress Software Inc. (Delaware) held by Fitness Xpress Software Inc. (Nevada) shall be surrendered and canceled.

FOURTH: That this merger has been approved by the holders of at least a majority of the outstanding shares of stock of this corporation, Fitness Xpress Software Inc. (Nevada), by written consent in lieu of a meeting of the shareholders.

FIFTH: That the name of the surviving corporation shall Fitness Xpress Software Inc.

IN WITNESS WHEREOF, said parent corporation has caused this Certificate to be signed by an authorized officer this 18th day of May 2007.

By:	/s/ Ron Bell
Authorized Officer

Name:	Ron Bell
Print or Type

Title:	President, Secretary and Treasurer